News Release
For further information:

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

Investors and Media
John Capodanno/Jonathan Birt
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES THIRD QUARTER 2007 RESULTS

BASKING RIDGE, NJ, November 9, 2007, Hooper Holmes, Inc. (AMEX:HH), a leading provider of healthcare assessment services, today announced financial results for the third quarter ended September 30, 2007.

Third quarter 2007 revenues were $56.3 million compared to $60.6 million in the corresponding period of 2006.  The Company recorded a net loss for the third quarter of 2007 of $10.6 million, or $(0.16) per share, compared to a net loss of $42.1 million or $(0.63) per share in the prior year period.  The net loss for the third quarter of 2007 includes a non-cash impairment charge for goodwill and intangibles of $6.3 million and $1.6 million of restructuring and other charges.  The net loss for the third quarter of 2006 included a non-cash charge of $31.9 million related to an increase in the valuation allowance for deferred tax assets and $6.6 million of restructuring and other charges.

For the first nine months of 2007, total revenues were $179.4 million compared to $193.9 million in the comparable period of 2006.  The Company’s net loss for the first nine months of 2007 totaled $14.2 million, or $(0.21) per share, compared to a net loss of $44.1 million, or $(0.66) per share in the comparable period of 2006.  The 2007 net loss includes a non-cash impairment charge for goodwill and intangibles of $6.3 million and $2.9 million of restructuring and other charges.  The net loss for the first nine months of 2006 included a non-cash charge of $31.9 million related to an increase in the valuation allowance for deferred tax assets and $8.3 million related to restructuring and other charges.

Third quarter 2007 Results by Division

Health Information Division (HID)
The Company’s Health Information Division reported revenues of $49.4 million for the three months ended September 30, 2007 compared to $52.9 million in the prior year period.

•
Portamedic revenues decreased 5% to $35.0 million, compared to $36.9 million in the third quarter of 2006.  This decrease is the result of a reduction in paramedical exams of approximately 13% in comparison to the corresponding period of 2006, partially offset by higher average revenue per exam of 7% due to increased pricing linked to improved service. The Company believes that Portamedic’s market share is now stable after several years of declines.

•	Infolink revenues were $6.6 million, down 14% compared to $7.6 million in the third quarter of 2006. The decrease reflects a decline in attending physician statement (APS) orders.

•
Heritage Labs revenues rose by 12% to $4.8 million from $4.3 million in the same period of 2006. The increase reflects growing lab testing for wellness customers, new higher value services and new clients.

•
Underwriting Solutions (formerly Mid-America Agency Services) revenues decreased 23% to $3.1 million compared to $4.0 million in the third quarter of 2006. The decrease is due to the expected loss in volumes from one major customer, already significantly offset by the signing of new clients.

Claims Evaluation Division (CED)
The CED reported third quarter revenues of $6.8 million, a decrease of 11% compared to $7.7 million in the third quarter of 2006.  The decrease was primarily the result of a continued contraction in the number of independent medical exams and peer reviews ordered by our customers.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “Ours is a seasonal business and the third quarter is traditionally the most challenging.  However, we remain confident of improved performance in the fourth quarter and an expected return to profitability in the first quarter of 2008.  We continue to focus on generating new sources of revenue in growing markets such as Health and Wellness, growing market share, sustaining increases in pricing by improving service levels and improving our productivity through careful investment in our processes, people and new technology. We have successfully ended a multi-year decline in market share at Portamedic and developed new, premium products to meet our customers’ changing needs.  In our efforts to improve our service offerings, we recently launched a new service, Mature Assessment, the only integrated lab and exam assessment designed to meet the full range of underwriters’ need for older applicants.”

* * * * *

The Company will host a conference call, on November 9, 2007 at 11:00 a.m. Eastern Time to discuss third quarter 2007 financial results.

To participate in the conference call, please dial (888) 790-3758 or (210) 839-8398, passcode:  Hooper Holmes.  A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com.  Listeners may also access a telephone replay of the conference call, available through November 23, 2007, by dialing (866) 448-2547.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

-TABLES FOLLOW-

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands except share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$972	$6,667
Accounts receivable, net	34,860	30,425
Income tax receivable	519	2,968
Other current assets	4,609	4,353
Assets of subsidiary held for sale	12,143	13,337
Total current assets	53,103	57,750

Property, plant and equipment, net	14,472	14,703
Goodwill	-	5,702
Intangible assets, net	4,640	6,485
Other assets	1,063	570
Total assets	$73,278	$85,210

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	5,000	-
Accounts payable	$8,669	$10,457
Accrued expenses	15,870	16,730
Liabilities of subsidiary held for sale	7,087	8,321
Total current liabilities	36,626	35,508

Other long-term liabilities	543	1,733

Commitments and Contingencies

Stockholders' equity:
Common stock, par value $.04 per share; authorized 240,000,000	2,746	2,717
shares, issued 68,643,982 and 67,933,274 shares
as of September 30, 2007 and December 31, 2006, respectively.
Additional paid-in capital	117,947	115,465
Accumulated other comprehensive income	1,365	1,553
Accumulated deficit	(85,878)	(71,695)
	36,180	48,040
Less: Treasury stock at cost, 9,395 shares as of
September 30, 2007 and December 31, 2006, respectively.	71	71
Total stockholders' equity	36,109	47,969
Total liabilities and stockholders' equity	$73,278	$85,210

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006

Revenues	$56,260	$60,573	$179,408	$193,942
Cost of operations	43,049	47,221	135,758	148,826
Gross profit	13,211	13,352	43,650	45,116
Selling, general and administrative expenses	16,354	16,666	48,652	50,179
Impairment of goodwill and intangibles	6,296	-	6,296	-
Restructuring and other charges	1,626	6,551	2,871	8,284
Operating loss	(11,065)	(9,865)	(14,169)	(13,347)
Other income (expense):
Interest expense	(112)	(67)	(195)	(139)
Interest income	15	51	38	136
Other expense, net	(48)	(104)	(223)	(304)
	(145)	(120)	(380)	(307)
Loss from continuing operations before income taxes	(11,210)	(9,985)	(14,549)	(13,654)

Income tax provision (benefit)	(218)	31,885	(82)	30,281

Loss from continuing operations	$(10,992)	$(41,870)	$(14,467)	$(43,935)

Discontinued operations:
Income (loss) from discontinued operations, net of income taxes	351	(270)	284	(154)

Net loss	(10,641)	(42,140)	(14,183)	(44,089)

Earnings (loss) per share:
Continuing operations:
Basic	$(0.16)	$(0.63)	$(0.21)	$(0.66)
Diluted	$(0.16)	$(0.63)	$(0.21)	$(0.66)

Discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

Net loss
Basic	$(0.16)	$(0.63)	$(0.21)	$(0.66)
Diluted	$(0.16)	$(0.63)	$(0.21)	$(0.66)

Weighted average number of shares:
Basic	68,634,587	66,972,197	68,422,816	66,488,603
Diluted	68,634,587	66,972,197	68,422,816	66,488,603